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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                           PRIMEX TECHNOLOGIES, INC.

                                   ARTICLE I

     The name of the Corporation shall be Primex Technologies, Inc.

                                   ARTICLE II

     The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

                                  ARTICLE III

     The aggregate number of shares that the Corporation shall have authority to issue shall be 60,000,000 shares of Preferred Stock, par value $1 per share (hereinafter called Preferred Stock), and 10,000,000 shares of Common Stock, par value $1 per share (hereinafter called Common Stock).

     The following is a description of each of said different classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

          1. The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and the following relative rights and preferences of the shares of each series so established:

               (a) The annual or other periodic dividend rate payable on shares of such series, the time of payment thereof, whether such dividends shall be
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          cumulative or non-cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

               (b) the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

               (c) the amounts payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

               (d) the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

               (e) the extent of the voting powers, if any, of the shares of such series;

               (f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

               (g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

               (h) any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

          2. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different classes of shares for the purpose of voting by classes except as otherwise fixed by the Board of Directors with respect to any series at the time of the creation thereof.

          3. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock, if at the time of making such declaration, payment or distribution the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire, shares of Preferred Stock.

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          4.  Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (unless prohibited by the articles of amendment creating such series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

          5. Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by law or in resolutions of the Board of Directors establishing any series of Preferred Stock pursuant to the provisions of paragraph 1 of this Article III, the holders of outstanding shares of Common Stock of the Corporation shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

          6. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

          7. Anything herein to the contrary notwithstanding, dividends upon shares of any class of stock of the Corporation shall be payable only out of assets legally available for the payment of such dividends, and the rights of the holders of shares of stock of the Corporation in respect of dividends shall at all times be subject to the

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     power of the Board of Directors to determine what dividends, if any, shall be declared and paid to the shareholders.

          8. Subject to the provisions hereof and except as otherwise provided by law, shares of stock of any class of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                                   ARTICLE IV

     The period of the duration of the Corporation is unlimited and perpetual.

                                   ARTICLE V

          1. The number of directors shall be as specified in the By-laws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the By-laws. In the absence of a By-law specifying the number of directors, the number shall be nine.

          2. Subject to the rights of the holders of any Preferred Stock then outstanding, directors may be removed only with cause.

          3. Subject to the rights of the holders of any Preferred Stock then outstanding, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the Board of Directors or at an annual meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

                                   ARTICLE VI

     Except as expressly otherwise required in these Articles of Incorporation, an amendment or restatement of these Articles requiring shareholder approval shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders the Board of Directors shall require a greater vote.

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                                  ARTICLE VII

          1. Every person who is or was a director, officer or employee of the Corporation, or who, at the request of the Corporation, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Corporation or any such other corporation, entity, plan or otherwise), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation, or such other corporation, entity or plan while serving at the request of the Corporation, whether or not he continues to be such at the time such liability or expense is incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

          As used in this Article VII: (a) the terms "liability" and "expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee; (b) the terms "director," "officer" and employee," unless the context otherwise requires, include the estate or personal representative of any such person; (c) a person is considered to be serving an employee benefit plan as a director, officer or employee of the plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or, in connection with the plan, to participants in or beneficiaries of the plan; (d) the term "occurrence" means any act or failure to act, actual or alleged, giving rise to a claim, action or proceeding; and (e) service as a trustee or as a member of a management or similar committee of a partnership, joint venture or limited liability company shall be considered service as a director, officer or employee of the trust, partnership, joint venture or limited liability company.

          The termination of any claim, action or proceeding, civil or criminal, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this paragraph
     1. The burden of proof shall be on the Corporation to establish, by a preponderance of the evidence, that the relevant standards of conduct set forth in this paragraph 1 have not been met.

          2. Any indemnification under paragraph 1 of this Article VII shall be made unless (a) the Board, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim, action or proceeding involved and who are not at the time parties to such claim, action or proceeding (provided there are at least five such directors), finds that the director, officer or employee has not met the relevant standards of conduct set forth in such paragraph 1, or (b) if there are not at least five such directors, the Corporation's principal Virginia legal counsel, as last

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     designated by the Board as such prior to the time of the occurrence giving rise to the claim, action or proceeding involved, or in the event for any reason such Virginia counsel is unwilling to so serve, then Virginia legal counsel mutually acceptable to the Corporation and the person seeking indemnification, deliver to the Corporation their written advice that, in their opinion, such standards have not been met.

          3. Expenses incurred with respect to any claim, action or proceeding of the character described in paragraph 1 shall, except as otherwise set forth in this paragraph 3, be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article VII. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's final ability to make repayment. Notwithstanding the foregoing, the Corporation may refrain from, or suspend, payment of expenses in advance if at any time before delivery of the final finding described in paragraph 2, the Board or Virginia legal counsel, as the case may be, acting in accordance with the procedures set forth in paragraph 2, find by a preponderance of the evidence then available that the officer, director or employee has not met the relevant standards of conduct set forth in paragraph 1.

          4. No amendment or repeal of this Article VII shall adversely affect or deny to any director, officer or employee the rights of indemnification provided in this Article VII with respect to any liability or expense arising out of a claim, action or proceeding based in whole or substantial part on an occurrence the inception of which takes place before or while this Article VII, as set forth in these Amended and Restated Articles of Incorporation, is in effect. The provisions of this paragraph 4 shall apply to any such claim, action or proceeding whenever commenced, including any such claim, action or proceeding commenced after any amendment or repeal to this Article VII.

          5. The rights of indemnification provided in this Article VII shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contraction or as a matter of law.

          6. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VII, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

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